Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Aug. 2, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Reports 2Q 2017 Results
Record oil output of 58,600 barrels per day

•                  2Q oil output grew 27% vs. 1Q 2017

•                  Raising 2017 outlook for oil growth from 30% to 40%

•                  Delaware resource assessment continues to show strong results

•                  Signed Delaware crude transport deal with Oryx; includes equity interest

•                  Permian midstream JV agreement creating new platform for value creation

•                  6-well Etstatis pad in Williston Basin boasts 30-day cumulative oil of ~258,000 barrels

•                  Begins process to market San Juan Basin legacy natural gas position

TULSA, Okla. — WPX Energy’s (NYSE:WPX) second-quarter 2017 results mark an all-time high for the company’s liquids production and reflect unaudited net income attributable to common shareholders of $72 million, or income of $0.18 per share on a diluted basis.

Total liquids production (oil and NGL) surpassed 70,000 barrels per day for the first time in a quarter, averaging 72,400 barrels per day in second-quarter 2017. This was 17 percent higher than WPX’s prior best for liquids production (62,000 barrels per day in fourth-quarter 2015) when its portfolio included Piceance Basin operations that have since been divested.

Liquids growth was driven by WPX’s third consecutive quarterly high for oil output. Second-quarter 2017 oil production of 58,600 barrels per day was 27 percent higher than the most recent quarter and up 43 percent vs. the same period a year ago.

All three of WPX’s operating areas posted double-digit oil growth vs. the most recent quarter, led by a 49 percent increase in the Delaware Basin following a full-quarter benefit from volumes associated with the Panther acquisition in March.

“Since my first quarterly webcast at WPX three years ago, we’ve undertaken more than $7 billion of transactions, transformed the company’s portfolio and doubled our oil production,” said Rick Muncrief, chairman, president and chief executive officer.

“Without question, we’re reaping attractive results from our long-term strategy. Most importantly, we remain intensely focused on reaching our deleveraging goals by year-end 2018,” Muncrief added.

WELL PERFORMANCE

WPX believes that data from its spacing test on its CBR-22 pad in the Delaware Basin validates 330-foot wine-racked spacing for Wolfcamp A laterals in the Stateline area at current market pricing. Interference tests thus far continue to show only minimal downhole pressure communication between wells.

Initial flowback on nine wells started at the end of the first quarter when WPX completed these wells in the upper and lower Wolfcamp A landing zones, testing 15 wells per section. All nine wells in the spacing test are still free-flowing, with 90-day average cumulative production of 106,000 Boe per well (51% oil).

Also in the Delaware, WPX’s easternmost Wolfcamp A well to date — the Blue 34-1H well — had 30-day production averaging 1,560 Boe/d (69% oil). A Second Bone Spring Sand well had 30-day production averaging 1,215 Boe/d (56% oil). A Third Bone Spring well had 30-day production averaging 1,647 Boe/d (50% oil). In the Wolfcamp D interval, the East Pecos 22-9H had 30-day production averaging 2,051 Boe/d (31% oil).

In the Williston Basin, six wells on the Etstatis pad posted a 24-hour peak IP average of 2,809 Boe/d (81% oil) and 30-day cumulative production averaging 53,303 Boe per well. The highest IP occurred on the Etstatis 32-29HA well which posted a 24-hour high of 3,532 Boe/d. The same well had cumulative 30-day production of 64,779 Boe.

Results were comparably strong on the two-well Wolf Chief pad in the Williston, which posted a 24-hour peak IP average of 2,743 Boe/d per well (81% oil) and 30-day cumulative production averaging 56,181 Boe per well.

“I’m very pleased with the strong execution from our Bakken team,” Muncrief said. “We’ve continued to challenge the status quo and delivered some outstanding results, including a 51 percent jump in our Bakken oil production since second-quarter 2016.”

RECENT EVENTS

As previously announced, during the second quarter WPX signed an agreement with Howard Energy Partners to jointly develop oil gathering and natural gas processing infrastructure in the Stateline area of the Delaware Basin. Upon closing, WPX is slated to receive $300 million upfront representing its strategic partner’s contribution per the terms of the JV agreement, along with a $132 million capital carry.

Subsequent to the close of the second quarter, WPX signed a long-term agreement with Oryx Midstream Services which provides WPX with 100,000 barrels per day of firm crude oil capacity from the Stateline area to Midland and Crane and a minority equity position in the related pipeline project.

The project is expected to be in service during the latter half of 2018 and will initially provide approximately 400,000 barrels per day of capacity.

WPX also has initiated a process to market its legacy natural gas position in the northern end of the San Juan Basin comprising both its operated and non-operated properties. WPX’s oil operations in the San Juan Basin’s Gallup oil play are not included in the sales process. If the marketing effort is successful, WPX would work to complete a transaction by year-end.

2Q FINANCIAL RESULTS

Oil and NGL sales of $249 million accounted for 86 percent of WPX’s second-quarter 2017 total product revenues of $289 million. Quarterly oil sales grew by 59 percent vs. the same period a year ago driven by higher production volumes and higher average prices.

Total product revenues of $542 million during the first half of 2017 were 79 percent higher than $303 million in the first half of 2016. Oil revenues of $414 million during the first half of 2017 were 73 percent higher than the same period a year ago.

WPX’s second-quarter 2017 net income of $72 million included $116 million of net gains associated with its hedge book. For the first half of the year, WPX posted net income of $160 million, compared with a net loss of $221 million in the first half of 2016.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the second quarter was $57 million, or a loss of $0.14 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the second quarter was $152 million. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

For the first half of 2017, the adjusted net loss from continuing operations was $117 million, or a loss of $0.30 per share. For the first half of 2017, adjusted EBITDAX was $267 million, or 19 percent higher than $225 million in the first half of 2016. The improvement in adjusted EBITDAX is driven by higher production volumes and higher prices, partially offset by lower realizations on derivatives.

The weighted average gross sales price — prior to revenue deductions — was $43.60 per barrel for oil, $2.65 for natural gas and $18.98 per barrel for NGL during second-quarter 2017.

WPX’s total liquidity at the close of business on June 30, 2017, was approximately $1.1 billion, including its available revolver capacity. Cash flow from operations in the second quarter was $120 million.

Capital expenditures of $596 million during the first half of 2017 include $32 million for Delaware infrastructure, $63 million for land purchases and $8 million for other items not associated with D&C activity. The Delaware infrastructure expenses are reimbursable to WPX under the terms of its midstream JV agreement.

2Q PRODUCTION AND HEDGING UPDATE

Total company production volumes of 106.2 Mboe/d in second-quarter 2017 were up 18 percent vs. first-quarter 2017 and 25 percent higher than the same period a year ago. Liquids volumes accounted for 68 percent of second-quarter 2017 production.

Second-quarter 2017 natural gas volumes reflect the impact of divesting non-core operations in the Marcellus Shale and the Green River Basin. The absence of these volumes impacted second-quarter gas production by 13 MMcf/d.

WPX completed 39 gross operated wells (36.83 net) in its three basins during second-quarter 2017 and participated in another six gross (1.06 net) non-operated wells in the Delaware Basin.

	2Q			1Q Sequential
Average Daily Production	2017	2016	Change	2017	Change
Oil (Mbbl/d)
Delaware Basin	20.2	13.8	46%	13.6	49%
Williston Basin	30.1	20	51%	25.3	19%
San Juan Basin	8.3	7	20%	7.2	15%
Subtotal (Mbbl/d)	58.6	40.9	43%	46.1	27%

NGLs (Mbbl/d)
Delaware Basin	8	4.1	95%	5.7	40%
Williston Basin	2.5	2.1	19%	2.1	19%
San Juan Basin	3.2	3.7	-14%	3.4	-6%
Other	0.1	0.1	0%	0.1	0%
Subtotal (Mbbl/d)	13.8	10	38%	11.3	22%

Natural gas (MMcf/d)
Delaware Basin	75	49	53%	58	29%
Williston Basin	14	12	17%	12	17%
San Juan Basin	111	127	-13%	110	1%
Other	3	18	-83%	16	-81%
Subtotal (MMcf/d)	203	206	-1%	196	4%

Total Production (Mboe/d)	106.2	85.2	25%	90	18%

For the remainder of 2017, WPX now has 50,750 barrels per day of oil hedged at a weighted average price of $50.26 per barrel. As previously disclosed, WPX also has 170,000 MMBtu per day of natural gas hedged at a weighted average price of $3.02 per MMBtu.

For 2018, WPX now has 55,500 barrels per day of oil hedged at a weighted average price of $52.69 per barrel. As previously disclosed, WPX also has 185,000 MMBtu per day of natural gas hedged at a weighted average price of $2.98 per MMBtu.

WPX has extended its hedging program into 2019. For 2019, WPX has 17,000 barrels per day of oil hedged at a weighted average price of $50.95 per barrel.

DELAWARE BASIN SUMMARY

WPX operates in the core of the Permian’s world-class Delaware Basin where the company has more than 6,400 gross drillable locations. WPX has seven rigs in the basin.

WPX’s total Delaware production averaged 40.7 Mboe/d in the second quarter, up 41 percent vs. first-quarter 2017 and 56 percent vs. a year ago. Second-quarter Delaware oil production jumped 49 percent vs. the most recent quarter.

Notably, second-quarter 2017 marked the first time for WPX’s Delaware Basin operations to post the highest production among WPX’s three operating areas. WPX entered the play in the second half of 2015.

WPX brought 16 wells to first sales in the basin during the second quarter, including nine Wolfcamp A laterals, three Wolfcamp D laterals, and the previously mentioned laterals in the Second Bone Springs Sand and the Third Bone Springs.

Additionally, WPX has installed 30 miles of the planned 50-mile crude oil gathering system in the basin. The trunkline is designed to have a capacity of approximately 125,000 barrels of oil per day. The system will be part of the 50/50 midstream joint venture with Howard Energy Partners.

WILLISTON BASIN SUMMARY

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil. WPX has two rigs deployed in the basin.

Williston Basin production averaged 34.9 Mboe/d in the second quarter, up 19 percent vs. 29.4 Mboe/d in first-quarter 2017 and 45 percent above results from a year ago. Second-quarter 2017 oil production in the basin was 51 percent higher vs. a year ago.

The company completed 14 wells in the second quarter, including six Bakken wells and eight Three Forks wells. All of WPX’s second-quarter 2017 completions in the Williston were two-mile laterals, averaging 9,875 feet per lateral.

The 24-hour peak IP for the 14 wells averaged 2,516 Boe/d (81% oil). Eleven of the 14 wells had 30-day cumulative production at the time of this announcement, which were averaging 49,095 Boe per well.

Recent well results in the basin reflect a favorable impact from completions trials to test the number of frac stages, tighter cluster spacing and increased proppant intensity.

SAN JUAN BASIN SUMMARY

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin. WPX has one rig deployed in the basin.

San Juan Basin production averaged 30.1 Mboe/d in the second quarter, up 5 percent vs. 28.8 Mboe/d in first-quarter 2017. Oil production increased 15 percent vs. first-quarter 2017.

WPX has completed 11 Gallup oil wells so far this year, including nine in the second quarter. This included four 1-mile laterals and seven 1.5-mile laterals. The 24-hour peak IP for the 11 wells averaged 1,336 Boe/d (70% oil), with 30-day cumulative production averaging 23,775 Boe per well.

The highest IP occurred on the 714H well with a 1.5-mile lateral in the West Lybrook unit, which posted a 24-hour high of 1,712 Boe/d (65% oil). The highest 30-day average also occurred on the 714H well, which had cumulative production of 39,904 Boe.

WPX has a 12-month permit inventory in the San Juan Basin and already has completed the vast majority of its pad and facilities construction for its planned development through early 2018.

UPDATED 2017 GUIDANCE

WPX is raising its full-year oil production guidance for 2017 to an average of 57 to 60 Mbbl per day, up 8 percent from previous guidance of 52 to 56 Mbbl per day. Guidance for total equivalent production in 2017 is now 105 to 116 Mboe per day, up from 103 to 113 Mboe per day.

Projections for natural gas production were adjusted following the divestiture of WPX’s remaining properties in the Marcellus Shale and its non-operated interests in the Green River Basin during the first half of the year.

Full-year 2017 capital spending is now estimated at $990 million to $1,070 million, up from $905 million to $985 million. Incremental capital for the Delaware Basin addresses the development of higher working interest wells, greater participation in non-operated wells, inflationary pressure for oilfield services and additional funding for infrastructure.

Further details and information about WPX’s updated 2017 guidance are available in the second-quarter slide presentation at www.wpxenergy.com.

JOIN THURSDAY’S WEBCAST

The company’s next webcast takes place on Aug. 3 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 33280314.

UPCOMING CONFERENCE PRESENTATIONS

WPX Chief Operating Officer Clay Gaspar is scheduled to speak at the Enercom Oil and Gas Conference on Tuesday, Aug. 15, at 10 a.m. Eastern.

WPX CEO Rick Muncrief is scheduled to present at Barclays Capital CEO Energy-Power Conference on Wednesday, Sept. 6, at 1:05 p.m. Eastern.

Please visit www.wpxenergy.com on the day of each event to confirm the time, see the slides and listen to the presentations.

FORM 10-Q

WPX plans to file its second-quarter 2017 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

ABOUT WPX ENERGY, INC.

WPX has posted double-digit oil volume growth each of the past five years. The company is active in the Delaware, Williston and San Juan basins. The Delaware Basin is the western portion of the greater Permian Basin.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD

Revenues:
Product revenues:
Oil sales	$97	$142	$139	$173	$551	$188	$226	$414
Natural gas sales	25	24	37	39	125	44	40	84
Natural gas liquid sales	5	10	12	19	46	21	23	44
Total product revenues	127	176	188	231	722	253	289	542
Net gain (loss) on derivatives	57	(154)	38	(148)	(207)	203	116	319
Gas management	31	116	25	5	177	5	8	13
Other	1	—	—	—	1	—	—	—
Total revenues	216	138	251	88	693	461	413	874

Costs and expenses:
Depreciation, depletion and amortization	152	163	150	158	623	147	171	318
Lease and facility operating	42	41	40	40	163	48	53	101
Gathering, processing and transportation	16	20	19	21	76	21	21	42
Taxes other than income	11	16	14	19	60	19	23	42
Exploration	9	12	10	11	42	39	21	60
General and administrative	53	55	51	55	214	43	46	89
Gas management	39	132	31	6	208	5	8	13
Net (gain) loss on sales of assets and divestment of transportation contracts	(198)	(4)	227	(3)	22	(35)	(7)	(42)
Other-net	2	2	10	2	16	4	8	12
Total costs and expenses	126	437	552	309	1,424	291	344	635

Operating income (loss)	90	(299)	(301)	(221)	(731)	170	69	239

Interest expense	(57)	(53)	(49)	(48)	(207)	(47)	(46)	(93)
Investment income and other	2	(1)	—	—	1	2	—	2
Income (loss) from continuing operations before income taxes	$35	$(353)	$(350)	$(269)	$(937)	$125	$23	$148
Provision (benefit) for income taxes	35	(130)	(132)	(98)	(325)	31	(53)	(22)
Income (loss) from continuing operations	$—	$(223)	$(218)	$(171)	$(612)	$94	$76	$170
Income (loss) from discontinued operations	(12)	25	(1)	(1)	11	(2)	—	(2)
Net income (loss)	$(12)	$(198)	$(219)	$(172)	$(601)	$92	$76	$168
Less: Dividends on preferred stock	5	6	4	3	18	4	4	8
Less: Loss on induced conversion of preferred stock	—	—	22	—	22	—	—	—
Net income (loss) available to WPX Energy, Inc. common stockholders	$(17)	$(204)	$(245)	$(175)	$(641)	$88	$72	$160
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(5)	$(229)	$(244)	$(174)	$(652)	$90	$72	$162
Income (loss) from discontinued operations	(12)	25	(1)	(1)	11	(2)	—	(2)
Net income (loss)	$(17)	$(204)	$(245)	$(175)	$(641)	$88	$72	$160

Summary of Production Volumes (1)
Oil (MBbls)	3,774	3,719	3,576	4,108	15,178	4,149	5,331	9,479
Natural gas (MMcf)	16,820	18,764	18,845	18,414	72,842	17,605	18,475	36,080
Natural gas liquids (MBbls)	708	909	1,047	981	3,645	1,015	1,252	2,267
Combined equivalent volumes (MBoe) (2)	7,285	7,755	7,764	8,159	30,963	8,098	9,662	17,759
Per day volumes
Oil (MBbls/d)	41.5	40.9	38.9	44.7	41.5	46.1	58.6	52.4
Natural gas (MMcf/d)	185	206	205	200	199	196	203	199
Natural gas liquids (MBbls/d)	7.8	10.0	11.4	10.7	10.0	11.3	13.8	12.5
Combined equivalent volumes (Mboe/d) (2)	80.1	85.2	84.4	88.7	84.6	90.0	106.2	98.1

(1)         Excludes activity classified as discontinued operations.

(2)         Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$25.62	$38.38	$38.71	$42.18	$36.31	$45.31	$42.46	$43.70
Natural gas (per Mcf)	$1.52	$1.23	$1.97	$2.13	$1.72	$2.51	$2.13	$2.32
Natural gas liquids (per barrel)	$7.14	$11.21	$11.50	$18.54	$12.48	$20.85	$18.28	$19.43

(1)         Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$20.93	$21.02	$19.30	$19.27	$20.11	$18.11	$17.78	$17.93
Lease and facility operating	$5.74	$5.34	$5.07	$4.93	$5.26	$5.87	$5.55	$5.69
Gathering, processing and transportation	$2.17	$2.57	$2.51	$2.54	$2.45	$2.65	$2.16	$2.38
Taxes other than income	$1.47	$2.05	$1.84	$2.37	$1.94	$2.31	$2.43	$2.38
General and administrative	$7.34	$7.09	$6.50	$6.71	$6.90	$5.27	$4.80	$5.02
Interest expense	$7.89	$6.72	$6.40	$5.87	$6.69	$5.75	$4.83	$5.25

(1)         Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2016					2017
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD
Reconciliation of adjusted loss from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$(5)	$(229)	$(244)	$(174)	$(652)	$90	$72	$162
Pre-tax adjustments:
Impairments reported in exploration expense	$—	$—	$—	$—	$—	$23	$—	$23
Impairment of inventory	$—	$—	$4	$—	$4	$—	$—	$—
Net (gain) loss on sales of assets and divestment of transportation contracts	$(198)	$(4)	$227	$(3)	$22	$(35)	$(7)	$(42)
Accrual for Denver office lease	$—	$—	$5	$—	$5	$—	$—	$—
Costs related to severance and relocation	$3	$7	$3	$2	$15	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$4	$—	$—	$—	$4	$—	$—	$—
(Gain) loss on retirement of debt	$(3)	$3	$—	$1	$1	$—	$—	$—
Unrealized MTM (gain) loss	$76	$223	$20	$190	$509	$(208)	$(102)	$(310)
Total pre-tax adjustments	$(118)	$229	$259	$190	$560	$(220)	$(109)	$(329)
Less tax effect for above items	$43	$(85)	$(96)	$(71)	$(208)	$83	$40	$122
Impact of state deferred tax rate change	$14	$—	$—	$1	$15	$(6)	$—	$(6)
Impact of state tax valuation allowance (annual effective tax rate method)	$8	$—	$—	$—	$8	$(6)	$(34)	$(40)
Adjustment for estimated annual effective tax rate method	$—	$—	$—	$—	$—	$—	$(26)	$(26)
Loss on induced conversion of preferred stock	$—	$—	$22	$—	$22	$—	$—	$—
Total adjustments, after tax	$(53)	$144	$185	$120	$397	$(149)	$(129)	$(279)
Adjusted loss from continuing operations available to common stockholders	$(58)	$(85)	$(59)	$(54)	$(255)	$(59)	$(57)	$(117)

Reconciliation of adjusted diluted loss per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$(0.02)	$(0.76)	$(0.72)	$(0.51)	$(2.08)	$0.22	$0.18	$0.40
Impact of adjusted diluted weighted-average shares	$—	$—	$—	$—	$—	$0.01	$—	$0.01
Pretax adjustments (1):
Impairments reported in exploration expense	$—	$—	$—	$—	$—	$0.06	$—	$0.06
Impairment of inventory	$—	$—	$0.01	$—	$0.01	$—	$—	$—
Net (gain) loss on sales of assets and divestment of transportation contracts	$(0.72)	$(0.01)	$0.67	$(0.01)	$0.07	$(0.09)	$(0.02)	$(0.11)
Accrual for Denver office lease	$—	$—	$0.01	$—	$0.02	$—	$—	$—
Costs related to severance and relocation	$0.01	$0.02	$0.01	$0.01	$0.05	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$0.01	$—	$—	$—	$0.01	$—	$—	$—
(Gain) loss on retirement of debt	$(0.01)	$0.01	$—	$—	$—	$—	$—	$—
Unrealized MTM (gain) loss	$0.27	$0.74	$0.06	$0.55	$1.62	$(0.54)	$(0.26)	$(0.79)
Total pretax adjustments	$(0.44)	$0.76	$0.76	$0.55	$1.78	$(0.57)	$(0.28)	$(0.84)
Less tax effect for above items	$0.17	$(0.28)	$(0.27)	$(0.20)	$(0.67)	$0.22	$0.12	$0.31
Impact of state tax rate change	$0.05	$—	$—	$—	$0.05	$(0.01)	$—	$(0.01)
Impact of state valuation allowance (annual effective tax rate method)	$0.03	$—	$—	$—	$0.03	$(0.02)	$(0.09)	$(0.10)
Adjustment for estimated annual effective tax rate method	$—	$—	$—	$—	$—	$—	$(0.07)	$(0.07)
Loss on induced conversion of preferred stock	$—	$—	$0.06	$—	$0.07	$—	$—	$—
Total adjustments, after-tax	$(0.19)	$0.48	$0.55	$0.35	$1.26	$(0.38)	$(0.32)	$(0.71)
Adjusted diluted loss per common share	$(0.21)	$(0.28)	$(0.17)	$(0.16)	$(0.82)	$(0.15)	$(0.14)	$(0.30)
Reported diluted weighted-average shares (millions)	276.1	300.7	341.5	344.6	313.3	410.4	423.2	418.8
Effect of dilutive securities due to adjusted loss from continuing operations available to common stockholders	—	—	—	—	—	(24.1)	(25.4)	(26.7)
Adjusted diluted weighted-average shares (millions)	276.1	300.7	341.5	344.6	313.3	386.3	397.8	392.1

(1) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$(12)	$(198)	$(219)	$(172)	$(601)	$92	$76	$168
Interest expense	57	53	49	48	207	47	46	93
Provision (benefit) for income taxes	35	(130)	(132)	(98)	(325)	31	(53)	(22)
Depreciation, depletion and amortization	152	163	150	158	623	147	171	318
Exploration expenses	9	12	10	11	42	39	21	60
EBITDAX	241	(100)	(142)	(53)	(54)	356	261	617
Accrual for Denver office lease	—	—	5	—	5	—	—	—
Net (gain) loss on sales of assets and divestment of transportation contracts	(198)	(4)	227	(3)	22	(35)	(7)	(42)
Impairment of inventory	—	—	4	—	4	—	—	—
Net (gain) loss on derivatives	(57)	154	(38)	148	207	(203)	(116)	(319)
Net cash received (paid) related to settlement of derivatives	133	69	58	42	302	(5)	14	9
(Income) loss from discontinued operations	12	(25)	1	1	(11)	2	—	2
Adjusted EBITDAX	$131	$94	$115	$135	$475	$115	$152	$267

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$226	$142	$414	$239
Natural gas sales	40	24	84	49
Natural gas liquid sales	23	10	44	15
Total product revenues	289	176	542	303
Net gain (loss) on derivatives	116	(154)	319	(97)
Gas management	8	116	13	147
Other	—	—	—	1
Total revenues	413	138	874	354
Costs and expenses:
Depreciation, depletion and amortization	171	163	318	315
Lease and facility operating	53	41	101	83
Gathering, processing and transportation	21	20	42	36
Taxes other than income	23	16	42	27
Exploration	21	12	60	21
General and administrative (including equity-based compensation of $9 million, $9 million, $16 million and $15 million for the respective periods)	46	55	89	108
Gas management	8	132	13	171
Net gain on sales of assets	(7)	(4)	(42)	(202)
Other - net	8	2	12	4
Total costs and expenses	344	437	635	563

Operating income (loss)	69	(299)	239	(209)
Interest expense	(46)	(53)	(93)	(110)
Investment income and other	—	(1)	2	1
Income (loss) from continuing operations before income taxes	23	(353)	148	(318)
Provision (benefit) for income taxes	(53)	(130)	(22)	(95)
Income (loss) from continuing operations	76	(223)	170	(223)
Income (loss) from discontinued operations	—	25	(2)	13
Net income (loss)	76	(198)	168	(210)
Less: Dividends on preferred stock	4	6	8	11
Net income (loss) available to WPX Energy, Inc. common stockholders	$72	$(204)	$160	$(221)

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$72	$(229)	$162	$(234)
Income (loss) from discontinued operations	—	25	(2)	13
Net income (loss)	$72	$(204)	$160	$(221)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.18	$(0.76)	$0.41	$(0.81)
Income (loss) from discontinued operations	—	0.08	—	0.04
Net income (loss)	$0.18	$(0.68)	$0.41	$(0.77)

Basic weighted-average shares (millions)	397.8	300.7	392.1	288.2

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.18	$(0.76)	$0.40	$(0.81)
Income (loss) from discontinued operations	—	0.08	—	0.04
Net income (loss)	$0.18	$(0.68)	$0.40	$(0.77)

Diluted weighted-average shares (millions)	423.2	300.7	418.8	288.2

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2017	December 31, 2016
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$8	$496
Accounts receivable, net of allowance of $1 million as of June 30, 2017 and $3 million as of December 31, 2016	205	168
Derivative assets	110	26
Inventories	41	36
Other	29	28
Total current assets	393	754
Properties and equipment (successful efforts method of accounting)	10,244	8,929
Less: Accumulated depreciation, depletion and amortization	(2,759)	(2,455)
Properties and equipment, net	7,485	6,474
Derivative assets	58	12
Other noncurrent assets	26	24
Total assets	$7,962	$7,264

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$348	$222
Accrued and other current liabilities	244	303
Derivative liabilities	27	152
Total current liabilities	619	677
Deferred income taxes	226	251
Long-term debt, net	2,601	2,575
Derivative liabilities	8	63
Asset retirement obligations	98	100
Other noncurrent liabilities	106	132

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million shares outstanding at June 30, 2017 and December 31, 2016)	232	232
Common stock (2 billion shares authorized at $0.01 par value; 398.0 million shares and 344.7 million shares issued and outstanding at June 30, 2017 and December 31, 2016)	4	3
Additional paid-in-capital	7,472	6,803
Accumulated deficit	(3,404)	(3,572)
Total stockholders’ equity	4,304	3,466
Total liabilities and equity	$7,962	$7,264

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2017	2016
	(Millions)
Operating Activities(a)
Net income (loss)	$168	$(210)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	318	324
Deferred income tax provision (benefit)	(24)	(82)
Provision for impairment of properties and equipment (including certain exploration expenses)	58	19
Net (gain) loss on derivatives in continuing operations	(319)	97
Net settlements related to derivatives in continuing operations	9	202
Net loss on derivatives included in discontinued operations	—	46
Amortization of stock-based awards	17	17
Net gain on sales of assets	(41)	(254)

Cash provided (used) by operating assets and liabilities:
Accounts receivable	(49)	102
Inventories	(3)	9
Other current assets	(5)	3
Accounts payable	72	(28)
Federal income taxes receivable (payable)	12	(33)
Accrued and other current liabilities	(45)	(99)
Payments on liabilities accrued in 2015 for retained transportation and gathering contracts related to discontinued operations	(29)	(30)
Other, including changes in other noncurrent assets and liabilities	3	6
Net cash provided by operating activities (a)	142	89

Investing Activities(a)
Capital expenditures(b)	(542)	(291)
Proceeds from sales of assets	38	1,139
Purchase of business	(798)	—
Purchase of investment	(3)	—
Other	(3)	(4)
Net cash provided by (used in) investing activities (a)	(1,308)	844

Financing Activities
Proceeds from common stock	671	540
Dividends paid on preferred stock	(7)	(11)
Borrowings on credit facility	85	380
Payments on credit facility	(60)	(645)
Taxes paid for shares withheld	(10)	(4)
Payments for retirement of long-term debt	—	(196)
Payments for credit facility amendment fees	—	(3)
Other	(1)	(1)
Net cash provided by financing activities	678	60

Net increase (decrease) in cash and cash equivalents	(488)	993
Cash and cash equivalents at beginning of period	496	38
Cash and cash equivalents at end of period	$8	$1,031

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(596)	$(264)
Changes in related accounts payable and accounts receivable	54	(27)
Capital expenditures	$(542)	$(291)